Financial Industries Corporation Shareholders Approve Merger Proposal

AUSTIN, TX -- 05/15/2008 -- Financial Industries Corporation (PINKSHEETS: FNIN) announced that its plan of merger with Americo Life, Inc. was approved by its shareholders at a special meeting today.

FIC held a special meeting of shareholders for the purpose of considering and voting upon the proposed merger of FIC with Americo Life, Inc. Holders of 86 percent of the shares of FIC's common stock outstanding on the March 24, 2008, record date were represented in person or by proxy at the meeting, and the merger was approved by the affirmative vote of 99 percent of those shares.

The completion of the merger remains subject to the satisfaction or waiver of the remaining closing conditions in the merger agreement, including the pending approval of the Texas Department of Insurance. Upon completion of the merger, each share of FIC common stock, other than shares held by Americo, FIC, or any of their respective subsidiaries, will be converted into the right to receive $7.25 in cash, without interest thereon, subject to downward adjustment in the event that the number of fully diluted shares of FIC common stock is above the maximum total specified in the merger agreement. FIC does not expect such adjustment to be applicable. The merger is expected to close in mid-June.

Details about the merger can be found in the company's proxy statement filed with the SEC April 3, 2008.

FIC, through its Investors Life Insurance Company of North America subsidiary, administers a closed block of individual life insurance and annuity products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2007, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone: 512-404-5550
E-mail: ir@ficgroup.com